Exhibit 7.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of November 8, 2021, by and among Arhaus, Inc., a Delaware corporation (the “Company”), FS Equity Partners VI, L.P., a Delaware limited partnership (“FSEP VI”), FS Affiliates VI, L.P., a Delaware limited partnership (“FS Affiliates”) and each of the investors listed on Schedule A hereto (collectively with FSEP VI and FS Affiliates, the “FS Stockholders”), and each of the other investors listed on Schedule B hereto (which are collectively referred to herein as the “Reed Stockholders”).

R E C I T A L S

A. Prior to the date of this Agreement, Ash Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of the Company, was merged into FS Arhaus Holding, Inc., a Delaware corporation (“FS Holding”), and Ash Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of the Company, was merged into Homeworks Holdings, Inc., an Ohio corporation (“Homeworks”), as part of a reorganization (collectively, the “Reorganization”) of Arhaus, LLC, a Delaware limited liability company (“Arhaus”).

B. The FS Stockholders and the Reed Stockholders were direct or indirect holders of equity interests of Arhaus, Homeworks or FS Holding at the time of the Reorganization and are holders of shares of capital stock of the Company on the date hereof.

C. The parties hereto are entering into this Agreement to establish certain registration rights with respect to the capital stock of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated organization, that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For the purposes of this definition, the term “control” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the operation or management of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agreement” has the meaning set forth in the preamble hereof.

“Board” means the Company’s board of directors.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Business” means the retail sale of furniture and home furnishings.

“Company Competitor” means a Person whose business competes with the Company Business.

“Demand Registration” has the meaning set forth in Section 2.1.

“Excess Amount” means, with respect to an underwritten offering, the number of Registrable Securities requested by a Stockholder or Stockholders to be sold pursuant to Section 2.1, Section 2.2 or Section 2.3 which the managing Underwriter(s) determine exceeds the largest number of Registrable Securities which can successfully be sold in an orderly manner in such offering within a price range acceptable to holders of a majority of the Registrable Securities proposed to be sold in such underwritten offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FS Affiliates” has the meaning set forth in the preamble of this Agreement.

“FS Principals” means Brad J. Brutocao, Bradford M. Freeman, Benjamin D. Geiger, Jordan A. Hathaway, John S. Hwang, Christian B. Johnson, Jon D. Ralph, John M. Roth, and Ronald P. Spogli.

“FS Stockholders” has the meaning set forth in the preamble of this Agreement.

“FSEP VI” has the meaning set forth in the preamble of this Agreement.

“Indemnified Party” has the meaning set forth in Section 4.3.

“Indemnifying Party” has the meaning set forth in Section 4.3.

“Initial Public Offering” means the initial public offering of shares of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (other than an offering registered on Form S-4 or S-8 (or any substitute for such forms)).

“Inspectors” has the meaning set forth in Section 3.1(g).

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Arhaus.

“Other Registration Rights Holders” means any Persons who hereafter purchase Common Stock from the Company and enter into an agreement with the Company allowing such persons to join in the Demand Registrations and Piggy-Back Registrations hereunder.

“Permitted Transferee” means (i) with respect to any Stockholder that is not a natural person or a trust, any controlled Affiliate of such Stockholder; provided that such Affiliate is not a Company Competitor or does not own a controlling interest in a Company Competitor; (ii) with respect to any Stockholder who is a natural person, the spouse, parents, siblings and descendants of any such Person, and any trust, limited liability company, partnership or other entity intended to act as an estate planning vehicle solely for the benefit of any of the foregoing Persons; (iii) with respect to any Stockholder that is a trust, the trustee and beneficiaries of the trust and the spouse, parents, siblings and descendants of any such trust’s beneficiaries and any other trust, limited liability company, partnership or other entity intended to act as an estate planning vehicle solely for the benefit of any of the foregoing Persons; and (iv) with respect to a Transfer by any FS Stockholder, to any Person who is (A) a controlled Affiliate of such FS Stockholder, (B) any investment fund or partnership that is organized and controlled by any of the FS Principals, (C) any limited or general partner of a fund or partnership referred to in subclause (B) or a partner, member or manager of such a fund or partnership or any management company of such a fund or partnership, (D) any general or limited partner of an entity referred to in subclause (B) or any Permitted Transferee of an entity referred to in subclause (B) or (E) any member of the immediate family or to any family trust of any Person described in subclause (C) or (D).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or governmental entity.

“Piggy-Back Registration” has the meaning set forth in Section 2.3.

“Piggy-Back Registration Statement” has the meaning set forth in Section 2.3.

“Pro Rata Share” of a Stockholder shall be a fraction, (i) the numerator of which shall be the total number of shares of Common Stock then held by the Stockholder and (ii) the denominator of which shall be the total number of shares of Common Stock then held by all Stockholders and Other Registration Rights Holders participating in the offering.

“Qualified IPO” shall mean a firmly underwritten Initial Public Offering with aggregate gross proceeds (including primary and secondary sales) of at least $50,000,000 and a public offering price per share at least equal to the Class B Liquidation Amount (as defined in the LLC Agreement) (as adjusted for stock splits, dividends and the like) immediately prior to the closing of the Qualified IPO.

“Records” has the meaning set forth in Section 3.1(g).

“Reed” means John Reed.

“Reed Stockholders” has the meaning set forth in the preamble of this Agreement.

“Registrable Securities” means (a) any Common Stock now owned or hereafter acquired by any Stockholder and (b) any securities issued with respect to such Common Stock referred to in clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 or are otherwise eligible for sale under Rule 144 without any volume or manner of sale restriction, (iii) such securities have been transferred to any Person who is not a Permitted Transferee of the transferor, or (iv) such securities shall have ceased to be outstanding.

“Register”, “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement (a “Registration Statement”) in compliance with the Securities Act, and such Registration Statement becoming effective by declaration, order or rule of the SEC.

“Reorganization” shall have the meaning set forth in the recitals of this Agreement.

“Requisite Share Number” means the number of shares of Common Stock representing not less than $20,000,000 in fair market value as determined in good faith by the Board.

“Rule 144” means Rule 144 promulgated under the Securities Act, and any successor to or modification of such rule.

“S-3 Registration” has the meaning set forth in Section 2.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Selling Holder” means a Person who is selling or proposing to sell Registrable Securities pursuant to an effective registration statement filed under the Securities Act as contemplated by this Agreement.

“Stockholder” means the FS Stockholders and the Reed Stockholders (or, in each case, any Permitted Transferee thereof).

“Suspension Period” has the meaning set forth in Section 3.1.

“Transfer” means any direct or indirect transfer, sale, assignment or other disposition of Common Stock.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Withdrawal Election” has the meaning set forth in Section 2.4(b).

ARTICLE II

2.1 Demand Registration.

(a) Request for Registration. At any time beginning six months after the completion of a Qualified IPO and from time to time thereafter, FSEP VI (on behalf of the FS Stockholders) or Reed (on behalf of the Reed Stockholders) may make a written request for registration under the Securities Act of all or part of its Registrable Securities (a “Demand Registration”); provided, that the Stockholder making the request is requesting that at least the Requisite Share Number of its shares be registered; provided further that the Company shall not be obligated to effect more than two Demand Registrations for the FS Stockholders and two Demand Registrations for the Reed Stockholders. Any such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. The Company shall give written notice of such registration request within 10 days after the receipt thereof to all other Stockholders and Other Registration Rights Holders. If FSEP VI or Reed requests a Demand Registration meeting all of the foregoing requirements, each of the other Stockholders (or their Permitted Transferees) and each of the Other Registration Rights Holders shall be entitled to submit to the Company, within 10 days after receipt of notice of the request for a Demand Registration, a written request to join in such Demand Registration, and if such a follow-on request is made, thereupon the other Stockholders or Other Registration Rights Holders who made such a follow-on request shall be entitled to include their Registrable Securities in such Demand Registration on a pro rata basis, determined based on the Pro Rata Share then held by FSEP VI or Reed (including Permitted Transferees), the other Stockholders (including Permitted Transferees) and the Other Registration Rights Holders up to the number of Registrable Securities proposed to be sold in such Demand Registration. The Company shall not have any right to participate in a Demand Registration.

(b) Effective Registration. A registration will not count as a Demand Registration (or request therefor) until the registration statement filed under the Securities Act with respect thereto has been declared effective by the SEC.

(c) Underwritten Offering. If FSEP VI or Reed so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. The Company and the initiating Stockholder of the Demand Registration shall jointly select one or more nationally recognized firms of investment bankers to act as the managing Underwriter or Underwriters in connection with such offering and shall jointly select any additional managers to be used in connection with the offering.

(d) Required Delays. Notwithstanding anything contained in this Section 2.1 to the contrary, if any request for Demand Registration is delivered at a time when (i) a Demand Registration has become effective in the previous 90 days, (ii) the Company has filed a Registration Statement with respect to an underwritten primary registration of Common Stock on behalf of the Company that has become effective in the previous 90 days or has determined or is currently planning (and the Board has approved or is expected to approve such determination or plan) to file such a Registration Statement (so long as a Registration Statement is filed with respect thereto within one month of the Stockholder’s or Stockholders’ request for Demand Registration), in which case the Company may require the Stockholder or Stockholders to postpone such request until the expiration of the 90-day period following the effective date of such registration; or (iii) in the opinion of a majority of the Board, such registration would (x) require premature disclosure of material information that the Company has a valid reason for preserving as confidential and such disclosure would materially and adversely affect the Company, (y) render the Company unable to comply with the requirements of the Securities Act or Exchange Act, or (z) adversely affect a material acquisition, disposition, merger or other similar material transaction involving the Company, or otherwise materially and adversely affect the Company or the market for the Company’s Common Stock (it being understood that the ordinary effect of a Demand Registration on the market for securities does not meet the foregoing standard) (any of the foregoing, a “Material Event Postponement”), the Company, with the prior authorization of the Board, may require the Stockholder to postpone such request for an appropriate period (not to exceed 90 days in any 12 month period); provided, however, that the Company may not require such a postponement more than one time for the conditions described in clauses (i) or (ii) above in any 12 month period. In the event of a Material Event Postponement, the Company shall use its reasonable best efforts to effect such registration as promptly as possible after removal of the reasons for the Material Event Postponement.

2.2 Registration on Form S-3.

(a) Request for Registration. If at such time after the Company has qualified for the use of Form S-3 (or any successor form to Form S-3) promulgated under the Securities Act, FSEP VI (on behalf of the FS Stockholders) or Reed (on behalf of the Reed Stockholders) may make a written request that the Company file a registration statement on Form S-3 for a public offering of shares of all or part of its or their Registrable Securities (an “S-3 Registration”); provided, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2 if (i) the Company effected two registration statements on Form S-3 pursuant to this Section 2.2 during the preceding 12-month period or (ii) such S-3 Registration covers an offering of less than $10,000,000 of Registrable Securities. Any such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. The Company shall give written notice of such registration request within ten days after the receipt thereof to all other Stockholders and Other Registration Rights Holders. If FSEP VI (on behalf of the FS Stockholders) or Reed (on behalf of the Reed Stockholders) requests an S-3 Registration meeting all of the foregoing requirements, each of the other Stockholders (or their Permitted Transferees) and each of the Other Registration Rights Holders shall be entitled to submit to the Company, within 10 days after receipt of notice of such request for an S-3 Registration, a written request to join in such S¬3 Registration, and if such a follow-on request is made, thereupon the other Stockholders or Other Registration Rights Holders who made such a follow-on request shall be entitled to include Registrable Securities in such S-3 Registration on a pro rata basis, determined based on the Pro Rata Share then held by the participating Stockholders (including Permitted Transferees) and the Other Registration Rights Holders up to the number of Registrable Securities proposed to be sold in such S¬3 Registration.

(b) Effective Registration. A registration will not count as a S-3 Registration (or request therefor) until it has become effective.

(c) Underwritten Offering. If the Company or the initiating Stockholder of a S-3 Registration so elects, the offering of such Registrable Securities pursuant to such S-3 Registration shall be in the form of an underwritten offering. The Company and the initiating Stockholder of the S-3 Registration shall jointly select one or more nationally recognized firms of investment bankers to act as the managing Underwriter or Underwriters in connection with such offering and shall jointly select any additional managers to be used in connection with the offering.

(d) Required Delays. Notwithstanding anything contained in this Section 2.2 to the contrary, if any request for S-3 Registration is delivered at a time when (i) a Demand Registration has become effective in the previous 90 days, (ii) the Company has filed a Registration Statement with respect to an underwritten primary registration of Common Stock on behalf of the Company that has become effective in the previous 90 days or has determined or is currently planning (and the Board has approved or is expected to approve such determination or plan) to file such a Registration Statement (so long as a Registration Statement is filed with respect thereto within one month of the Stockholder’s or Stockholders’ request for S-3 Registration), in which case the Company may require the Stockholder or Stockholders to postpone such request until the expiration of the 90-day period following the effective date of such registration, or (iii) in the opinion of a majority of the Company’s Board such registration would result in a Material Event Postponement, the Company, with the prior authorization of the Board, may require the Stockholder to postpone such request for an appropriate period (not to exceed 90 days in any 12 month period); provided, however, that the Company may not require such a postponement more than one time for the conditions described in clauses (i) or (ii) above in any 12 month period. In the event of a Material Event Postponement, the Company shall use its reasonable best efforts to effect such registration as promptly as possible after removal of the reasons for the Material Event Postponement.

2.3 Piggy-Back Registration. If at any time after the closing of the Company’s Qualified IPO, the Company proposes to file a Registration Statement under the Securities Act, with respect to an offering by the Company for its own account or for the account of any of its respective security holders of any security of the same class as the Registrable Securities (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC), or a Registration Statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders), which registration would permit the inclusion of such Registrable Securities pursuant to this Section 2.3, then the Company shall give written notice of such proposed filing to the Stockholders and Other Registration Rights Holders as soon as practicable, and such notice shall offer such Stockholders (and their Permitted Transferees) and Other Registration Rights Holders the opportunity to register such number of shares of Registrable Securities as each such Stockholder or Other Registration Rights Holder may request in writing within 10 days of receipt of such notice (which request shall specify the Registrable Securities intended to be disposed of by such Stockholder or Other Registration Rights Holder and the intended method of distribution thereof) (a “Piggy-Back Registration”). The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Subject to Section 2.4(b), any Stockholder or Other Registration Rights Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of its request to withdraw within 10 days of its request for inclusion; provided, that the Registration Statement including such shares (a “Piggy-Back Registration Statement”) is not yet effective. The Company may withdraw a Piggy-Back Registration Statement at any time prior to the time it becomes effective in its sole discretion.

2.4 Reduction of Offering.

(a) Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.1, Section 2.2 or Section 2.3 determine that the size of the offering that the Stockholders, the Company or any other Persons intend to make is such that the success of the offering or the price at which the offering would reasonably be expected to occur would be adversely affected by inclusion of the Registrable Securities requested to be included, then (i) with respect to a Demand Registration or an S-3 Registration, if the size of the offering is the basis of such Underwriter’s or Underwriters’ determination, the Company shall not be required to include in such registration an amount of Registrable Securities requested to be included in such offering equal to the Excess Amount, such reduction to be allocated pro rata among all Selling Holders according to the Pro Rata Share of such Selling Holders, and (ii) in the case of a Piggy-Back Registration, if securities are being offered for the account of other Persons as well as the Company, the securities the Company seeks to include shall have priority over securities sought to be included by any other Person (including the Stockholders and Other Registration Rights Holders) and, with respect to the Registrable Securities intended to be offered by Stockholders or Other Registration Rights Holders, any reduction in the amount of securities to be offered by such Stockholders or Other Registration Rights Holders will be allocated pro rata among all Stockholders or Other Registration Rights Holders according to their Pro Rata Share (it being understood that with respect to the Stockholders and Other Registration Rights Holders, such reduction may be all of such class of securities).

(b) If, as a result of the proration provisions of Section 2.4(a), any Stockholder or Other Registration Rights Holder shall not be entitled to include all Registrable Securities in a Demand Registration, S-3 Registration or Piggy-Back Registration that such Stockholder or Other Registration Rights Holder has requested to be included, such Stockholder or Other Registration Rights Holder may elect to withdraw his request to include Registrable Securities in such registration (a “Withdrawal Election”); provided, however, that a Withdrawal Election shall be irrevocable and, after making a Withdrawal Election, a Stockholder or Other Registration Rights Holder shall no longer have any right to include Registrable Securities in the registration as to which such Withdrawal Election was made.

ARTICLE III

3.1 Filings; Information. Whenever FSEP VI (on behalf of the FS Stockholders) or Reed (on behalf of the Reed Stockholders) requests that any Registrable Securities be registered pursuant to Section 2.1 or Section 2.2, the Company shall use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

(a) The Company shall, subject to Section 2.1(d) or Section 2.2(d), as applicable, as expeditiously as practicable prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to be declared effective as expeditiously as practicable thereafter, and use reasonable best efforts to cause such Registration Statement to remain effective until the earlier of (i) 90 days from the date such Registration Statement was declared effective or (ii) the date on which the sale of Registrable Securities has been completed. If the Company receives multiple requests for registration in accordance with this Agreement, then, except as provided in Section 2.1(a) or Section 2.2(a), such requests shall be given priority based upon the order in which they were received.

(b) The Company shall, prior to filing any Registration Statement, prospectus, or any amendment or supplement thereto, furnish to each Selling Holder and one counsel representing all the Selling Holders and each Underwriter, if any, of the Registrable Securities covered by such Registration Statement, copies of each such document as proposed to be filed, together with exhibits thereto, which documents, in the case of a Demand Registration or S-3 Registration, will be subject to review and comment by one counsel representing all the Selling Holders (and the Company will make such changes and additions thereto as reasonably requested), and thereafter furnish to each Selling Holder, such counsel and Underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder pursuant to such Registration Statement.

(c) After the filing of the Registration Statement, the Company shall promptly notify each Selling Holder of Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the SEC and promptly take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction where it would not otherwise be required to qualify but for this paragraph (d).

(e) The Company shall immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such

Registrable Securities or otherwise used in connection with the sale thereof, such prospectus will comply with the requirements of the Securities Act and the rules and regulations thereunder and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Selling Holder copies of any such supplement or amendment.

(f) The Company shall enter into customary agreements (including, if applicable, an underwriting agreement and lock-up agreement in customary forms) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(g) The Company shall promptly deliver to each Selling Holder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all written correspondence between the SEC and the Company, its counsel or auditors with respect to the Registration Statement (or, in the case of substantive unwritten correspondence, a description thereof) and make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the “Inspectors”), all pertinent financial and other records, corporate documents and properties of the Company (collectively, the “Records”), subject to each Selling Holder, on behalf of itself and its agents, entering into a customary confidentiality agreement in a form reasonably acceptable to the Company, and to restrictions imposed by any governmental authority governing access to classified information, as shall be reasonably necessary to enable them to conduct a reasonable due diligence investigation, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Notwithstanding the foregoing, records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential or that the provision of such records would forfeit attorney-client privilege shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) to the extent it is required by a court or administrative order or other legal process or by applicable law; provided that each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought pursuant to clause (ii), give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential. Each Selling Holder of such Registrable Securities agrees that information obtained by it solely as a result of such inspections shall be deemed confidential and shall not be used by it or its agents as the basis for any transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public.

(h) The Company shall otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(i) The Company shall use reasonable best efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then traded, listed or quoted (if any).

(j) The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities and the Selling Holder as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(k) The Chairman of the Board of Directors of the Company, the Chief Executive Officer of the Company and other members of the management of the Company shall reasonably cooperate in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2, including, without limitation, participation in meetings with potential investors, preparation of materials for such investors, and making management of the Company available for “road show” presentations and similar selling efforts.

Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(e) hereof, such Selling Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof (such period during which a Selling Holder is required to refrain from disposition of Registrable Securities, a “Suspension Period”), and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(e) hereof to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such Registration Statement a prospectus supplemented or amended to conform with the requirements of Section 3.1(e) hereof.

3.2 Registration Expenses. In connection with any Demand Registration pursuant to Section 2.1, any S-3 Registration pursuant to Section 2.2 and any registration statement filed pursuant to Section 2.3, the Company shall pay the following registration expenses incurred in connection with the registration thereunder, whether or not such registration becomes effective: (i) all registration and filing fees, (ii) all fees and expenses of compliance with securities or blue sky laws, (iii) all printing expenses, (iv) all of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) all fees and expenses, if any, incurred in connection with the listing of the Registrable Securities, (vi) all fees and disbursements of counsel for the Company and all fees and expenses of the Company’s independent registered public account firm and other auditors retained by the Company, (vii) all fees and expenses of any special experts retained by the Company in connection with such registration, and (viii) with respect to a Demand Registration or an S-3 Registration, the reasonable fees and expenses of one counsel (who shall be reasonably acceptable to the Company) for all of the Selling Holders (in addition to counsel for the Company), with such counsel selected by Stockholders holding a majority of the Registrable Securities being registered in such Demand Registration or S-3 Registration. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities by the Selling Holders, or any other selling or other out-of-pocket expenses of the Selling Holders except as expressly set forth in this Agreement.

ARTICLE IV

4.1 Indemnification by the Company.

(a) The Company agrees to indemnify and hold harmless each Selling Holder, its officers, directors and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any loss, claim, damage or liability and any action in respect thereof to which such Selling Holder, its officers, directors and agents, and any such controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or arises out of, or is based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each Selling Holder, its officers, directors and agents, and each such controlling Person for any legal and other expenses reasonably incurred by that Selling Holder, its officers, directors and agents, or any such controlling Person in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1.

(b) The indemnity agreement contained in Section 4.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability and any action in respect thereof if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any loss, claim, damage, liability and any action in respect thereof to the extent that it arises from or is based upon written information relating to the Indemnified Party furnished expressly for use in connection with such registration by such Person, nor shall the Company be liable to any Person for any such loss, claim, damage or liability and any action in respect thereof to the extent it arises from or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities delivered by such Person after such Person had received written notice from the Company pursuant to Section 3.1(e) that such Registration Statement or prospectus contained such untrue statement or alleged untrue statement of a material fact and stating specifically that a Suspension Period is then in effect, (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading after such Person has received written notice from the Company pursuant to Section 3.1(e) that such Registration Statement or prospectus contained such omission or alleged omission and stating specifically that a Suspension Period is then in effect, or (c) the failure of such Person to deliver any preliminary or final prospectus, or any amendments or supplements thereto, required under applicable securities laws, including the Securities Act, to be so delivered.

4.2 Indemnification by Selling Holders. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2. In no event, however, shall any indemnity obligation under this Section 4.2 exceed the net proceeds from the offering received by such Selling Holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2 (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”) promptly notify the Indemnifying Party in writing of the claim or the commencement of such action provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed otherwise or (ii) based upon the advice of counsel of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them, in which case the Indemnifying Party shall be responsible for the reasonable fees and expense of one counsel for the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settlement is made with such consent or if an Indemnified Party is entitled to indemnification hereunder and there is a final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, claim, damage, or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution. If the indemnification provided for in this Article IV is unavailable to, or is insufficient to hold harmless, the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, however, that no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) by a court of competent jurisdiction shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Each Selling Holder’s obligations to contribute pursuant to this Section 4.4 are several in that proportion which the net proceeds of the offering received by such Selling Holding bears to the total net proceeds of the offering received by all the Selling Holders, and not joint.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Selling Holder shall be required to contribute any amount in excess of the net proceeds from the offering received by such Selling Holder.

4.5 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

ARTICLE V

5.1 Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

5.2 Rule 144. The Company covenants that, after it becomes subject to the reporting obligations of the Exchange Act, it shall use reasonable best efforts to file any reports required to be filed by it under the Exchange Act and that it shall take such further action as any Stockholder (or Permitted Transferee) may reasonably request, all to the extent reasonably required from time to time to enable Stockholders (and Permitted Transferees) to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Stockholder (or Permitted Transferee), the Company shall deliver to such Stockholder (or Permitted Transferee) a written statement as to whether it has complied with such requirements.

5.3 Holdback Agreements.

(a) In connection with any registration statement filed by the Company for an underwritten public offering, each Stockholder of Registrable Securities (whether or not such Stockholder is participating in such registration) (i) agrees not to effect any sale or distribution of the security being registered or of a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during the seven days prior to and during the 180 days (in the case of the Company’s Qualified IPO) or 90 days (in the case of other underwritten public offerings) beginning on and continuing after the effective date of such registration statement (except as part of such registration) or such shorter period as may be reasonably requested by the managing underwriter, and (ii) agrees to enter into customary lock-up agreements reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Each such holdback period in clause (i) and lock-up agreement described in clause (ii) shall apply equally to all Stockholders. Notwithstanding the foregoing, to the extent that the provisions contained in any underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(b) With respect to a Demand Registration effected pursuant to Section 2.1 or an S-3 Registration effected pursuant to Section 2.2 hereof, the Company agrees not to effect any sale or distribution of any securities similar to those being registered in accordance with Section 2.1 or Section 2.2 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during such period as is reasonably required by the Underwriter beginning on and continuing after the effective date of any registration statement (except as part of a registration statement where the Stockholder making such Demand Registration or S-3 Registration consents) or the commencement of a public distribution of Registrable Securities; provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities and shall not prevent the issuance of securities by the Company pursuant to any Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC) or a Registration Statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders, under any employee benefit, stock option or stock subscription plans or in private placements.

5.4 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of FSEP VI, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant any registration rights to third parties that are more favorable than or inconsistent with the rights granted hereunder.

5.5 Successors and Assigns. This Agreement, and all obligations and rights hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no rights of any Stockholder under this Agreement may be assigned to any Person other than to a Permitted Transferee of such Stockholder, and no such Permitted Transferee shall be allowed to further transfer or assign such rights to any third Person; and provided, further, that prior to (and as a condition precedent to the effectiveness of) any assignment or other transfer from a Stockholder to a Permitted Transferee thereof, such Permitted Transferee shall enter into a written agreement with such Stockholder and the Company (which shall also be for the benefit of the other parties hereto and all other Permitted Transferees), in form and substance reasonably satisfactory to the Company, agreeing to be bound by all terms and conditions of this Agreement which are applicable to such Stockholder.

5.6 No Waivers; Amendments.

(a) No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) This Agreement may be amended, modified or supplemented only with the written consent of FSEP and Reed. Any such amendment, modification or supplement so consented to in writing shall be binding upon the parties hereto and their successors and permitted assigns (if any).

(c) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

5.7 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back or (iii) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the addresses set forth on Exhibit A (or at such other address or number as is given in writing by either party to the other).

5.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law principles that would require the application of the laws of any other jurisdiction.

5.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

5.11 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ARHAUS, INC., a Delaware corporation

By:	/s/ John Reed
Name: John Reed
Title: Chief Executive Officer

FS EQUITY PARTNERS VI, L.P., a Delaware limited partnership

By:	FS CAPITAL PARTNERS VI, LLC, Its General Partner

	By:	/s/ Brad J. Brutocao
Name: Brad J. Brutocao
Title: Managing Member

FS AFFILIATES VI, L.P., a Delaware limited partnership

By:	FS CAPITAL PARTNERS VI, LLC, Its General Partner

	By:	/s/ Brad J. Brutocao
Name: Brad J. Brutocao
Title: Managing Member

2018 REED DYNASTY TRUST U/A/D DECEMBER 24, 2018

By:	/s/ William T. Beargie
Name: William T. Beargie Title: Trustee

By:	/s/ Albert T. Adams
Name: Albert T. Adams Title: Trustee

[Signature Page to Registration Rights Agreement]

JOHN P. REED TRUST, U/A/D APRIL 29, 1985

By:	/s/ John Reed
Name: John Reed
Title: Trustee

REED 2013 GENERATION SKIPPING TRUST U/A/D OCTOBER 22, 2013

By:	/s/ William T. Beargie
Name: William T. Beargie
Title: Trustee

By:	/s/ Albert T. Adams
Name: Albert T. Adams
Title: Trustee

THE JOHN P. REED 2019 GRAT U/A/D DECEMBER 31, 2019

By:	/s/ John Reed
Name: John Reed
Title: Trustee

[Signature Page to Registration Rights Agreement]

STARRETT FAMILY TRUST, DATED 4-11-99

By:	/s/ Peter Starrett
Name: Peter Starrett
Title: Trustee

[Signature Page to Registration Rights Agreement]

/s/ Gregory M. Bettinelli
GREGORY M. BETTINELLI

[Signature Page to Registration Rights Agreement]

/s/ Norman S. Matthews
NORMAN S. MATTHEWS

[Signature Page to Registration Rights Agreement]

SCHEDULE A

FS STOCKHOLDERS AND ADDRESSES FOR NOTICE

FS Stockholder	Address for Notice

FS Equity Partners VI, L.P.

c/o Freeman Spogli & Co.

11100 Santa Monica Blvd., Suite 1900

Los Angeles, CA 90025

Attention: Brad Brutocao

Facsimile: (310) 444-1870

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Christina Edling Melendi

Facsimile: (212) 309-6001

FS Affiliates VI, L.P.

c/o Freeman Spogli & Co.

11100 Santa Monica Blvd., Suite 1900

Los Angeles, CA 90025

Attention: Brad Brutocao

Facsimile: (310) 444-1870

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Christina Edling Melendi

Facsimile: (212) 309-6001

Starrett Family Trust, Dated 4-11-99	Peter Starrett 1765 Alta Mura Road Pacific Palisades, CA 90272

Norman Matthews	Norman Matthews One the Crossing at Blind Brook Purchase, NY 10577

Greg Bettinelli	Greg Bettinelli 410 23rd Street Santa Monica, CA 90402

A-1

SCHEDULE B

REED STOCKHOLDERS AND ADDRESSES FOR NOTICE

Reed Stockholder	Address for Notice

John Reed	Arhaus, Inc. 51 E. Hines Hill Road Boston Heights, OH 44236 Attention: John Reed

2018 Dynasty Trust	Baker & Hostetler LLP 127 Public Square, Suite 2000 Cleveland, OH 44114 Attention: Albert Adams

John P. Reed Trust U/A/D 4/29/85	Arhaus, Inc. 51 E. Hines Hill Road Boston Heights, OH 44236 Attention: John Reed

The Reed 2019 GRAT	Arhaus, Inc. 51 E. Hines Hill Road Boston Heights, OH 44236 Attention: John Reed

The Reed 2013 GST Trust	Baker & Hostetler LLP 127 Public Square, Suite 2000 Cleveland, OH 44114 Attention: Albert Adams